Date: 17 December 2003
Release Number: 2003 – 47

Intelsat Obtains Extension to ORBIT Act Initial Public Offering Deadline

Hamilton, Bermuda, 17 December 2003 — Intelsat, Ltd. today announced that the Federal Communications Commission had approved its request under the Open-market Reorganization for the Betterment of International Telecommunications Act, or the ORBIT Act, to extend the date by which Intelsat is required to complete an initial public equity offering from December 31, 2003 to June 30, 2004.

“Intelsat respects its obligations under the ORBIT Act and we appreciate the responsiveness of the FCC in considering the many factors that led to our request,” stated Intelsat Chief Executive Officer Conny Kullman. “We are now focused on closing on and integrating the North American satellite assets we are purchasing from Loral and then intend to conduct our initial public offering in compliance with the ORBIT Act.”

About Intelsat

Intelsat, Ltd. offers telephony, corporate network, video and Internet solutions around the globe via capacity on 25 geosynchronous satellites in prime orbital locations. Customers in approximately 200 countries rely on Intelsat’s global satellite, teleport and fiber network for high-quality connections, global reach and reliability. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Financial Media:
Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

General Media:
Allison Scuriatti
allison.scuriatti@intelsat.com
+1 202 944 7841

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. These forward-looking statements reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2002 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.